Exhibit 1.1

PARTNERSHIP AGREEMENT

This Partnership Agreement (the “Agreement”) is made and entered into effective as of the 27th day of March, 2023, by and between:

1. Clontarf Energy plc, an England & Wales corporation, of 162 Clontarf Road, Dublin 3, D03 F6Y0, Ireland (herein “Clon”), and

2. NEXT-ChemX Corporation, a Nevada corporation, of 901 Mopac Expressway South, Building 1, Suite 300, Austin, Texas 78746 USA (“NCX”),

(individually the “Partner” and collectively the “Partners”).

BACKGROUND:

The Partners wish to associate themselves as partners in business.

A. Clon has an existing relationship with the Bolivian Lithium Deposits company (“YLB”) in respect of potentially obtaining exploration permits and licenses for the extraction of lithium in Bolivia as well as introducing commercially viable direct lithium extraction (DLE) technologies that are favored by the Bolivian Government (and other third parties potentially working with YLB) and have the potential to greatly reduce or eliminate the need to use evaporation ponds that deplete the natural water resources.

B. NCX has a novel DLE technology it believes will satisfy the requirements any regulatory body as both direct extraction and environmentally beneficial; this proprietary technology is its ion targeting direct extraction technology (“iTDE Technology”). The iTDE Technology that has been proven at a laboratory scale and is well advanced with the design and manufacture of a Commercial Pilot System that it anticipates will prove the viability of iTDE Technology to commercial partners.

C. Clon and NCX have already entered into a mutual Heads of Agreement (“HoA”) setting out certain principal commercial terms upon which the Partners have agreed to proceed towards the formation of JVCo, a 50:50 joint venture company to exclusively liaise and transact with YLB (and other third parties in Bolivia) in respect of the extraction of lithium from current and future operations in Bolivia which are controlled by YLB.

D. The primary goal of the Partners is to form JVCo to exploit the rights to mining and / or extraction of lithium in Bolivia.

E. Both Clon and NCX confirm the completion of their due diligence as required by the HoA as the principal step towards signature of this Agreement.

F. The present Agreement is intended to set out responsibilities, obligations and timeline to the finalization of the goal of the Partners.

Now therefore in consideration of and as a condition of the Partners entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement set out the following terms and conditions that govern the Partners within this contractual Partnership:

PART I THE JOINT VENTURE PARTNERSHIP

1. Formation of Partnership

1.1. Formation. By this Agreement the Partners enter into a general partnership (the “Partnership”) in accordance with the laws of the State of Texas. The rights and obligations of the Partners will be as stated in the applicable legislation of the Act, except as otherwise provided in this Agreement.

1.2. Capacity. The Partners warrants to each other that each of the following statements contained in this Section 1.2 are true and accurate;

(i)	They have full power, legal capacity and authority to enter into, execute, deliver and perform its relevant obligations under this Agreement.

(ii)	The execution, delivery and performance of the Agreement will not result in a conflict, breach or default of any instrument, contract, undertaking or other arrangement to which the Partner is a party or by which it is bound; or so far as the Partner is aware, any law, order, judgment or decree which is binding on the Partner.

(iii)	The Partner has not taken any action or other steps for its winding-up, dissolution, administration, reconstruction or amalgamation or for the appointment of an insolvency official or similar officer of it or of any or all of its assets or revenues.

(iv)	Legal proceedings have not been served on it nor are pending, nor to the best of the Partners’ knowledge are any such proceedings threatened against it for its winding-up, dissolution, administration or reorganization or for the appointment of an insolvency official or similar officer of it or of any or all of its assets or revenues.

(v)	The Partner is acting as principal and not as agent or broker for any other person and no other person will be interested in the Partnership created by this Agreement.

1.3. Name. The name of the Partnership will be: Clontarf NEXT-ChemX JV.

1.4. Principal Office. The principal office of the business of the Partnership will be located at 901 Mopac Expressway South, Building 1, suite 300 Austin 78746, Texas, USA. The principal office may be changed from time to time by the Managers by making an appropriate filing, if any, regarding such change of the address of the principal office with the Secretary of State of Texas pursuant to the Act. The Partnership may locate its places of business at any other place or places as the Managers may from time to time deem advisable.

1.5. Purpose. The purpose of the Partnership will be to negotiate with YLB to define and receive licenses and permissions sufficient to enable JVCo to mine and to extract and refine lithium from current and future operations in Bolivia profitably. The Partners intend to organize the extraction of the lithium using the iTDE Technology (as may be amended or improved).

1.6. Term. The Partnership will be become effective on that date 3 working days after the Partners confirm that the Conditions Precedent set forth in Section 1.7 have been met, and will continue until terminated as provided in this Agreement. In the event that the Conditions Precedent are not met within seven (7) days from the signature of this Agreement, the Agreement will terminate, and the Partners shall have no further obligations, responsibilities or benefits towards each other whatsoever.

1.7. Conditions Precedent to the entry into force of this Agreement. The present Agreement shall enter into force only once the following conditions precedent have been met:

(a) Delivery of documented proof of funds by NCX to Clon showing a minimum of US$500,000 is available to NCX to cover its operations and commitments.

(b) Following receipt of the relevant proof of funds at (a) above, payment by Clon to NCX of US$500,000 as a payment to secure for the Partnership (and when formed the JVCo) the exclusive rights to use the iTDE Technology on the territory of Bolivia to extract lithium from Bolivian brines (“Exclusivity Fee”).

(c) The issuance by Clon to NCX (or where directed by NCX to its nominees) of 385,000,000 Clon Shares in certificated form half of which shall be delivered to NCX immediately and the remaining half shall be locked (not free trading) for a period of 12 months from the date of issuance (Locked In Period) as shall be documented in a specific lock in agreement and the certificates for such locked in shares shall be held by Clon for the Locked In Period and released to NCX after the 12 month lock in period expires.

2. Business of Partnership

2.1. The business of the Partnership will be:

(a) To negotiate the rights to mine and extract lithium brines in the territory of Bolivia with such rights to be vested in JVCo such that JVCo shall exploit such rights on behalf of the Partners. If (and only if) both Partners agree and consider it appropriate, the JVCo may look at opportunities in nearby countries;

(b) To manage the exclusive rights to exploit the iTDE Technology (as may be amended or improved) in Bolivia in accordance with the present Agreement;

(c) To accomplish any lawful business which shall at any time appear conducive to or expedient for pursuit of the Partnership purpose and the protection or benefit of the Partnership and its assets;

(d) To exercise all other powers necessary to or reasonably connected with the Partnership’s business that may be legally exercised by a Partnership; and

(e) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

3. Anticipated Phases of the Partnership Business. The Partners anticipate that the business of the Partnership will fall into 3 distinctive phases:

(a) Initial Phase. Initially, NCX shall undertake to complete its Commercial Pilot System that will test the iTDE Technology on specific Bolivian brines. This phase will finish following successful demonstration of the iTDE Technology arranged by the Partners before representatives from YLB, that leads to an understanding with YLB of the terms under which the Partnership shall deploy the Bolivian Pilot Plant in Bolivia as part of the second phase.

(b) Bolivian Pilot Plant Phase. NCX will design and develop the model for the Bolivian Pilot Plant and the Partnership will finance the deployment of the Bolivian Pilot Plant in Bolivia to begin extraction locally enabling the demonstration of the iTDE System in situ and to allow calculations to be made regarding the commercial and ecological profile of the iTDE Technology. This Phase will end either at the end of an agreed period or at the time or upon execution of a licensing, extraction and exploitation agreement between JVCo and YLB (and / or third parties working with YLB) to commence the path to the commercial exploitation of one or more Bolivian lithium deposits (“Exploitation Agreement”). As an inducement to YLB (or third parties) to conclude the Exploitation Agreement, the Partners may agree to grant YLB (or the third parties) an equity interest in JVCo, diluting their interests equally.

(c) Final Phase. During the Final Phase, the Partnership will be wound up and this Agreement terminated. The Partners will replace their obligations hereunder, as necessary, with a shareholders’ agreement governing certain aspects of their voting in the JVCo.

4. Key issues relating to the Bolivian Pilot Plant Phase. In addition to the terms set forth in this Agreement governing the rights, duties and obligations of the Partners, during the Bolivian Pilot Plant Phase, the Partners will have the following additional rights duties and obligations:

(a) Commencing with the conclusion of the Initial Phase, NCX shall commence the definition and implement with the Partnership a Bolivian Pilot Plant program designed to set up the Bolivian Pilot Plant in Bolivia. The Partnership will be responsible for the cost of any adaptations required as well as the cost of deployment of the Pilot Plant in Bolivia. NCX shall own and manage the iTDE System funded by the Partnership under separate agreement (as per Article 3 below) and the functional IP of the Plant will remain under the control of NCX exclusively. NCX shall continue to own the key extraction units of the plant (anticipated to be EX42 units).

(b) During the Bolivian Pilot Plant Phase, and (i) provided the demonstration of the iTDE Technology to YLB and / or third parties meets with the approval of YLB / third parties, and (ii) provided progress has been made towards the issuance of licenses to exploit Bolivian lithium resources using the iTDE Technology, the Partners shall begin to plan the organization of JVCo including the administrative and executory organization, finance and other operational issues.

5. iTDE Maintenance Contract

5.1. The knowhow and management of the iTDE System forms part of the iTDE Technology and is therefore owned by NCX.

5.2. In order to keep the deployed iTDE System running efficiently and to service the units as well as to regenerate the operating units, JVCo shall conclude an iTDE Maintenance Contract with NCX for the long-term operation of an Extraction Plant in Bolivia following the formation of JVCo, whose terms and agreement shall concord with the principal terms as set out in the present Agreement.

5.3. During the second Bolivian Pilot Plant Phase, to provide for the management of the Bolivian Pilot Plant, the Partnership shall conclude an iTDE Maintenance Contract with NCX to manage the Bolivian Pilot Plant whose terms and agreement shall be unanimously agreed in writing between the Partners and shall concord with the principal terms set out in the present Agreement.

5.4. The iTDE Maintenance Contracts will be remunerated such as to pay the “at cost” price of the activities carried out and materials supplied as well as reasonable administration fees, however, it is not intended that NCX derive material profits from the iTDE Maintenance Contract. NCX shall give a general accounting of the expenses and costs, however, nothing in this Agreement or the iTDE Maintenance Contract will require NCX to make full disclosure of the work, chemicals, processes, timing, material sources, or other information pertinent to the iTDE Technology.

6. Initial Capital Contributions of Partners

6.1. Partners Contributions. Each of the Partners has contributed or will contribute to the capital of the Partnership, in cash or property or in non-monetary contributions in agreed upon value (the “Initial Capital Contribution”) with each Party targeting an initial $60,000 contribution..

6.2. All Partners must contribute their respective monetary Initial Capital Contributions fully within 5 banking days from the opening of the Partnership bank account or agree to meet any agreed obligations of the Partnership 50:50 until such time as the bank account is opened.

7. Capital Contributions

7.1. The capital contribution of a Partner comprises any capital contribution made by that Partner to the Partnership (a “Capital Contribution”). No Partner will be required to make a Capital Contribution. During Phase 1 (see 2.2(a)) each of the Partners will be responsible for organizing and paying for all their work and costs. It is agreed that the only payments to be made by the Partnership will be those related to its corporate organization and compliance.

7.2. When during Phases 2 (see Section 2.2(b)) and 3 (see Section 2.2(c)), the Partnership requires additional capital, each Partner will have the opportunity to make a Capital Contribution in proportion to that Partner’s share of the Partnership. If an individual Partner is unwilling or unable to meet the additional contribution requirement within a reasonable period, as required by Partnership business obligations, then by a unanimous vote of the Partners the remaining Partner may contribute to resolve the amount in default.

7.3. Excepting the case of Section 5.4, any advance of money to the Partnership by any Partner in excess of the amounts provided for in this Agreement or subsequently agreed to as a Capital Contribution will be deemed a debt owed by the Partnership and not an increase in Capital Contribution of the Partner. This liability will be repaid with interest at rates and times to be determined by a majority of the Partners within the limits of what is required or permitted in the Act. This liability will not entitle the lending Partner to any increased share of the Partnership’s profits nor to a greater voting power. Such debts will have preference or priority over any other payments to Partners as may be determined by a majority of the Partners.

7.4. Funding for the cost of the Bolivian Pilot Plant will be based on the budget provided by NCX. The Partners will proceed to fund any expense below $100,000 in accordance with Sections 5.2 and 5.3, however, for the financing of any amounts required exceeding $100,000 each Partner will also have the opportunity to make a Capital Contribution in proportion to that Partner’s share of the total Capital Contributions to the Partnership, HOWEVER, if an individual Partner is unwilling or unable to meet the additional contribution requirement within a reasonable period, then the remaining Partner may contribute that proportion remaining unfunded. In this event, the Capital Contribution will be made against an increase in ownership percentage in the Partnership by the contributing Partner, provided however, such increase will not decrease the other Partner’s interest to below 25% of the Partnership or JVCo, unless otherwise agreed by the unanimous written consent of all Partners.

8. Capital Accounts

8.1. An individual capital account (the “Capital Accounts”) will be maintained for each Partner and their Initial Capital Contribution will be credited to this account. Any Additional Capital Contributions made by any Partner will be credited to that Partner’s individual Capital Account.

9. Withdrawal of Capital

9.1. No Partner will withdraw any portion of their Capital Contribution without the express written consent of the remaining Partners.

9.2. No borrowing charge or loan interest will be due or payable to any Partner on their agreed Capital Contributions.

10. Financial Decisions

10.1. Decisions regarding the distribution of profits, allocation of losses, and the requirement for Contributions as well as all other financial matters will be decided by a unanimous vote of the Partners.

10.2. Subject to any other provisions of this Agreement, the net profits and losses of the Partnership, for both accounting and tax purposes, will accrue to and be borne by the Partners in equal proportions, unless a Capital Contribution has been made which changed the Initial Capital Contribution proportions of the Partners in which case each Partner will share in the net profit and losses of the Partnership in proportion to the new Capital Contributions (the “Profit and Loss Distribution”).

11. Compensation for Services Rendered

11.1. Except as provided for in Article 3 and Section 9.2, no Partner will be compensated for services rendered to the Partnership, except for reimbursement for expenses directly related to the creation, payment of any taxes required and the continued existence of the Partnership.

11.2. Notwithstanding Section 9.1 and following the completion of Phase 1, all agreed travel by any Bolivian officials or YLB representatives requested to visit the US to attend the trials of the iTDE Technology and negotiations, including the cost of visas, travel, lodging and entertaining will be borne by the Partnership.

12. Books of Account

12.1. Accurate and complete books of account of the transactions of the Partnership will be kept in accordance with applicable GAAP and at all reasonable times will be available and open to inspection and examination by any Partner. The books and records of the Partnership will reflect all the Partnership’s transactions and will be appropriate and adequate for the business conducted by the Partnership.

13. Annual Report

13.1. As soon as practicable after the close of each fiscal year, the Partnership will furnish to each Partner an audited annual report prepared by the Managers showing a full and complete account of the condition of the Partnership. This report will consist of at least the following documents:

(a) a statement of all information as will be necessary for the preparation of each Partner’s income or other tax returns;

(b) a copy of the Partnership’s federal income tax returns for that fiscal year;

(c) supporting income statement;

(d) a balance sheet;

(e) a cash flow statement;

(f) a breakdown of the profit and loss attributable to each Partner; and

(g) any additional information that the Partners may reasonably require.

14. Banking and Partnership Funds

14.1. The funds of the Partnership will be placed in such investments and banking accounts as will be designated by the Partners. All transfers and withdrawals from these bank accounts will be made by the unanimous consent of the Managers. Partnership funds will be held in the name of the Partnership and will not be commingled with those of any other person or entity.

15. Fiscal Year

15.1. The fiscal year will end on December 31 of each year.

16. Audit

16.1. Any of the Partners will have the right to request an audit of the Partnership books in addition to the annual audited report referred to in Section 11.1. The cost of the audit will be borne by the requesting Partner. The audit will be performed by an accounting firm acceptable to all the Partners. Not more than one (1) additional audit will be required by any or all of the Partners for any fiscal year.

17. Management

17.1. Partner Decisions. Except for the decisions specifically set aside in Section 15.2 or as all of the Partners may otherwise agree in writing, all actions and decisions respecting the management, operation and control of the Partnership and its business will be decided by a unanimous vote of the Partners.

17.2. Where the Partners cannot agree on any decision, the following rules shall apply:

(a) NCX shall have the right to decide on any issues that relate to the iTDE Technology and its process systems as well as their use, implementation and demonstration, as well as the manner of their deployment and any operational issues relating thereto, provided however, this shall be done in the interest of furthering the Partnership’s purpose within the constraints of the extraction system; and NCX, as the sole owner of the iTDE Technology, shall have the right to decide on all matters relating to the pursuit, maintenance, defense and enforcement of all intellectual property licensed to the Partnership or JVCo by NCX.

(b) Clon shall have the right to make any decisions regarding the negotiations with YLB / Third Parties dealing with YLB and the terms of the arrangement, provided however, there any benefits derived from the exploitation agreements will vest in the Partnership or JVCo with the Partners treated equally and

(c) For greater certainty, the negotiation of any agreements called for between the Partners and the admission of the rights of any third parties into the venture shall always require the unanimous agreement of the Partners.

17.3. Managers. Each Partner shall appoint a manager to the Partnership (“Manager”) that shall have the authority to make decisions on behalf of and to bind the respective Partners they represent to any and all decisions made in the management of the Partnership. Decisions taken by the Managers shall always be unanimous. Without limiting the generality of Section 15.1 but subject to the limitations of Section 15.4, the Managers have power and authority when acting together, on behalf of the Partnership, to:

(a) Approve the organization of all business trips including the goals, the representatives travelling, the agenda, the meeting schedule and duration;

(b) Purchase liability and other insurance to protect the Partnership property and the Partnership’s business;

(c) Invest any Partnership funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments, irrespective of whether they qualify as appropriate fiduciary types of investments;

(d) Execute all instruments and documents, including checks, drafts, notes and other negotiable instruments; mortgages, deeds of trust or both; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of any or all of the Partnership property; assignments; bills of sale; leases; partnership agreements; operating (or limited liability company) agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the conduct of the business of the Partnership, including modifications and amendments thereto;

(e) Employ accountants, legal counsel, managing agents, other experts, employees and independent contractors to perform services for the Partnership and compensate them from Partnership funds;

(f) Open bank accounts in the name of the Partnership and be joint signatory thereon; and

(g) Do and perform all other acts as may be necessary or appropriate to the conduct of the Partnership’s business.

17.4. Limitations on Authority. Notwithstanding any other provision of this Agreement, the Managers shall not cause or commit the Partnership to do any of the following without the unanimous approval of the Partners:

(a) Issue additional Partnership interests as further set forth in Section 5.4;

(b) Sell or otherwise dispose of all or substantially all of the Partnership property or any Partnership property, other than in the ordinary course of business;

(c) Hypothecate any Partnership property to the extent that the secured indebtedness from such hypothecation would exceed $10,000;

(d) Incur or refinance any indebtedness for money borrowed by the Partnership, whether secured or unsecured and including any indebtedness for money borrowed from a Partner if, after such financing, the aggregate indebtedness of the Partnership would exceed $100,000;

(e) Incur any liability or make any single expenditure or series of related expenditures in an amount exceeding $50,000;

(f) Construct any capital improvements, repairs, alterations or changes involving an amount in excess of $50,000;

(g) Lend money to or guaranty or become surety for the obligations of any Person;

(h) Compromise or settle any claim against or inuring to the benefit of the Partnership involving an amount in controversy in excess of $50,000;

(i) Cause the Partnership to commence a voluntary case as debtor under the United States Bankruptcy Code;

(j) Take any action which, pursuant to this Agreement, specifically requires the consent or approval of Partners; or

(k) Enter into any agreement, arrangement or understanding, written or oral, to do any of the foregoing.

The Partnership, the Managers, and the Partners shall comply at all times with all U.S. Government Controls.

17.5. Liability for Certain Acts.

(a) The Managers do not, in any way, guarantee the return of the Partners’ Capital Contributions or a profit for the Partners from the operations of the Partnership or otherwise.

(b) No Manager and no Affiliate of a Manager shall be liable to the Partnership or to any Partner for any loss or damage sustained by the Partnership or any Partner (or successor thereto), except to the extent, if any, that the loss or damage shall have been the result of gross negligence, fraud, deceit, willful misconduct, or intentional breach of this Agreement by such Manager or by such Affiliate of a Manager.

17.6. Modification of the Act. The Partners and Managers intend that this Section 15.6 and Section 15.7 modify the duties set forth under the Act and shall substitute for any duties (fiduciary or otherwise) that the Partners or Managers may owe the Partnership or each other, other than the implied contractual covenant of good faith and fair dealing.

17.7. Managers and Partners Have No Exclusive Duty to Partnership. The Managers, Partners, and Affiliates of such Persons (a) shall have no exclusive duty to act on behalf of the Partnership, (b) may have other business interests and may engage in other activities in addition to those relating to the Partnership, and (c) shall not incur any liability to the Partnership or to any of the Partners as a result of engaging in any other business or venture. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of any other Partner, the Managers, or any Affiliates of such Persons.

17.8. Indemnity of the Managers and Other Agents.

(a) The Partnership shall indemnify each Manager and their Affiliates (each, an “Indemnified Person”) for any loss in connection with the activities of such Indemnified Person (other than solely in the capacity as a Partner, if applicable) in connection with the establishment, management or operations of the Partnership and make advances for expenses to the maximum extent permitted, except to the extent the claim for which indemnification is sought results from an act or omission for which the Indemnified Person is held liable to the Partnership or to a Partner. The indemnification shall in no event cause the Partners to incur any liability beyond their total Capital Contributions plus their share of any undistributed profits of the Partnership, nor shall it result in any liability of the Partners to any third party. The Partnership may indemnify its employees and other agents who are not Managers of the Partnership to the fullest extent permitted by law, provided that such indemnification in any given situation is Approved by Partners unanimously.

(b) The Partnership periodically shall pay expenses (including legal fees and expenses) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to subsection (a) above, as such expenses accrue and are payable to third parties, in advance of the final disposition of such claim, demand, action, suit, or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnified Person to repay such amount if a court of competent jurisdiction ultimately and finally determines, where such determination is not subject to appeal, that the Indemnified Person is not entitled to be indemnified by the Partnership as authorized hereunder.

(c) This Section 15.8 cannot be modified by amendment to this Agreement in a manner that would eliminate or limit an Indemnified Person’s right to indemnification under this Section 15.8 with regard to an act or omission that occurred in whole or in part prior to such amendment.

17.9. Resignation. Any Manager may resign at any time by giving written notice to the Partners. The resignation of any Manager will take effect upon receipt of notice thereof or at such later time as may be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation is not necessary to make it effective. The resignation of a Manager who is also a Partner will not affect the Manager’s rights as a Partner and will not constitute a withdrawal of a Partner.

17.10. Removal. Either Partner may replace its Manager at any time as it sees fit.

17.11. Failure to appoint a Manager. In the event that either Partner fails for any reason to appoint a Manager representative within 3 Working Days from the date when the vacancy becomes due (“Unrepresented Partner”), the other Partner shall have the right to appoint an independent third person who qualified to practice law in the jurisdiction of the Unrepresented Partner to act in the interests of the said Unrepresented Partner. The expenses of such appointment shall be borne by the Unrepresented Partner.

17.12. Compensation and Reimbursement of the Managers. Managers shall be compensated and reimbursed by the Partner whom they represent.

17.13. Right to Rely on the Managers. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:

(a) The identity of any Manager or Partner;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Partnership by any Manager or which are in any other manner germane to the affairs of the Partnership;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

17.14. Representation before the IRS. The Manager appointed by NCX Manager will be the partnership representative with the sole authority to act on behalf of the Partnership in relation to IRS tax audits pursuant to Chapter 63 Subchapter C of the Internal Revenue Code of 1986.

The NCX Manager will promptly advise the Partners of any audit of the Partnership initiated by the IRS and provide regular updates to the Partners on the progress of such audits and any resulting settlement negotiations. The NCX Manager will be generally accountable to the Partners and will obtain the unanimous approval of the Partners for (i) any decisions affecting the tax liability of the Partnership or the Partners; and (ii) any decision finalizing tax settlement with the IRS.

18. Partner Meetings

18.1. Calling Meetings; Agenda. Any Partner can call a meeting to resolve any issues at any time by providing the other Partner with reasonable notice or agreeing on a date and time, provided however that for any such Meeting so called the Partners may attend by electronic means.

18.2. Location and Order of Meetings. All meetings will be held at a time and in a location that is reasonable, convenient and practical considering the situation of all Partners. Administrative details of all meetings will be fixed by mutual agreement or by decision the Managers. Meetings may be held by electronic means provided each Partner’s representative may hear all communications and see and comment on any visually displayed media throughout the meeting.

19. Admitting a New Partner

19.1. No new Partners may be admitted into the Partnership without the unanimous written consent of all Partners.

20. Involuntary Withdrawal of a Partner

20.1. Involuntary Withdrawal. Events resulting in the involuntary Withdrawal of a Partner from the Partnership will include but not be limited to: liquidation or insolvency of a Partner; Partner incompetence; breach of fiduciary duties by a Partner; criminal conviction of a Partner; Expulsion of a Partner; Operation of Law against a Partner; or any act or omission of a Partner that can reasonably be expected to bring the business or societal reputation of the Partnership into disrepute.

20.2. Dissolution. The involuntary withdrawal of a Partner will result in the dissolution of the Partnership.

20.3. Acquisition of Disassociated Partner’s Interests. A trustee in bankruptcy or similar third party who may acquire that Dissociated Partner’s interest in the Partnership will only acquire that Partner’s economic rights and interests and will not acquire any other rights of that Partner or be admitted as a Partner of the Partnership or have the right to exercise any management or voting interests.

21. Dissociation of a Partner

21.1. Dissolution resulting from dissociation. Where the dissociation of a Partner for any reason results in the dissolution of the Partnership then the Partnership will proceed in a reasonable and timely manner to dissolve the Partnership, with all debts being paid first, prior to any distribution of the remaining funds. Valuation and distribution will be determined as described in the Valuation of Interest section of this Agreement.

21.2. Damages. The remaining Partners retain the right to seek damages from a Dissociated Partner where the dissociation resulted from a malicious or criminal act by the Dissociated Partner or where the Dissociated Partner had breached their fiduciary duty to the Partnership or was in breach of this Agreement or had acted in a way that could reasonably be foreseen to bring harm or damage to the Partnership or to the reputation of the Partnership.

22. Dissolution

22.1. Except as otherwise provided in this Agreement, the Partnership will be dissolved only,

(a) with the unanimous consent of all Partners; or

(b) following the formation of JVCo; or

(c) In the event that the JVCo is not formed as provided for herein, within three (3) years from the entry into force of this Agreement in accordance with Section 1.7.

23. Distribution of Property on Dissolution of Partnership

23.1. Dissolution Distribution. In the event of the dissolution of the Partnership, each Partner will share in any remaining assets or liabilities of the Partnership in proportion to the Partners’ Capital Contributions inclusive of any Capital Contributions (the “Dissolution Distribution”).

23.2. Order of Winding-Up. Upon Dissolution of the Partnership and liquidation of Partnership property, and after payment of all selling costs and expenses, the liquidator will distribute the Partnership assets to the following groups according to the following order of priority:

(a) In satisfaction of liabilities to creditors except Partnership obligations to current Partners;

(b) In satisfaction of Partnership debt obligations to current Partners; and then

(c) To the Partners according to the Dissolution Distribution described above.

23.3. Satisfaction of Claims; Covering of Loss. The claims of each priority group will be satisfied in full before satisfying any claims of a lower priority group. Any excess of Partnership assets after liabilities or any insufficiency in Partnership assets in resolving liabilities under this Section will be shared by the Partners according to the Dissolution Distribution described above.

24. Valuation of Interest

24.1. Valuation of Interest. In the absence of a written agreement setting a value, the value of the Partnership will be based on the fair market value appraisal of all Partnership assets (less liabilities) determined in accordance with GAAP rules. This appraisal will be conducted by an independent accounting firm agreed to by all Partners. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Partners. A withdrawing Partner’s interest will be based on that Partner’s proportion of the Dissolution Distribution described above, less any outstanding liabilities the withdrawing Partner may have to the Partnership. The intent of this Section is to ensure the survival of the Partnership despite the withdrawal of any individual Partner.

24.2. Exclusions. No allowance will be made for goodwill, trade name, iTDE Technology rights or other intangible assets, except where those assets have been reflected on the Partnership books immediately prior to valuation.

25. Goodwill

25.1. The goodwill of the Partnership business will be assessed at an amount to be determined by appraisal using GAAP.

26. Title to Partnership Property

26.1. Title to all Partnership property will remain in the name of the Partnership. No Partner or group of Partners will have any ownership interest in such Partnership property in whole or in part.

27. Voting

27.1. Any vote required by the Partnership will be assessed where each Partner receives one vote carrying equal weight, unless a Capital Contribution has been made which changed the Capital Contribution proportions of the Partners in which case each Partner will have voting strength in proportion to Capital Contributions.

28. Force Majeure

28.1. A Partner will be free of liability to the Partnership where the Partner is prevented from executing their obligations under this Agreement in whole or in part due to force majeure, such as earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event where the Partner has communicated the circumstance of said event to any and all other Partners and taken any and all appropriate action to mitigate said event.

29. Duty of Loyalty

29.1. No Partner will engage in any business, venture or transaction, whether directly or indirectly, that might be competitive with the business of the Partnership in Bolivia or that would be in direct conflict of interest to the Partnership without the unanimous written consent of the remaining Partners. Any and all businesses, ventures or transactions with any appearance of conflict of interest must be fully disclosed to all other Partners. Failure to comply with any of the terms of this Section will be deemed an Involuntary Withdrawal of the offending Partner and may be treated accordingly by the remaining Partners.

30. Duty of Accountability for Private Profits

30.1. Each Partner must account to the Partnership for any benefit derived by that Partner without the consent of the other Partners from any transaction concerning the Partnership or any use by that Partner of the Partnership property, name or business connection. This duty continues to apply to any transactions undertaken after the Partnership has been dissolved but before notice is given that the affairs of the Partnership have been completely wound up by the surviving Partner or Partners or their agent or agents.

31. Duty to Devote Time

31.1. Each Partner will devote such time and attention to the business of the Partnership as is reasonable to attain the Partnership purpose as described herein.

32. Actions Requiring Unanimous Consent of the Partners

32.1. The following list of actions will require the unanimous consent of all Partners:

(a) assigning check signing authority;

(b) committing the Partnership to new liabilities or obligations totaling over $5,000.00;

(c) incurring single expenditures or any series of related expenditures that exceed $5,000.00;

(d) selling or encumbering of any Partnership asset whose fair market value exceeds $10,000.00;

(e) hiring any employee;

(f) firing of any employee except in the case of gross misconduct that exposes the Partnership to possible liability;

(g) waiving or releasing any Partnership claim except for full consideration; and

(h) endangering the ownership or possession of Partnership property.

32.2. Any losses incurred as a result of a violation of this Section will be charged to and collected from the individual Partner that acted without unanimous consent and caused the loss.

33. Forbidden Acts

33.1. No Partner may do any act in contravention of this Agreement.

33.2. No Partner may permit, intentionally or unintentionally, the assignment of express, implied or apparent authority to a third party that is not a Partner in the Partnership.

33.3. No Partner may do any act that would make it impossible to carry on the ordinary business of the Partnership.

33.4. No Partner may confess a judgment against the Partnership.

33.5. No Partner will have the right or authority to bind or obligate the Partnership to any extent with regard to any matter outside the intended purpose of the Partnership.

33.6. Any violation of the above Forbidden Acts will be deemed an Involuntary Withdrawal of the offending Partner and may be treated accordingly by the remaining Partners.

34. Indemnification

34.1. All Partners will be indemnified and held harmless by the Partnership from and against any and all claims of any nature, whatsoever, arising out of a Partner’s participation in Partnership affairs. A Partner will not be entitled to indemnification under this Section for liability arising out of gross negligence or willful misconduct of the Partner or the breach by the Partner of any provisions of this Agreement.

35. Liability

35.1. A Partner will not be liable to the Partnership, or to any other Partner, for any mistake or error in judgment or for any act or omission done in good faith and believed to be within the scope of authority conferred or implied by this Agreement or the Partnership.

36. Liability Insurance

36.1. The Partnership may acquire insurance on behalf of any Partner, employee, agent or other person engaged in the business interest of the Partnership against any liability asserted against them or incurred by them while acting in good faith on behalf of the Partnership.

37. Life Insurance

37.1. The Partnership will have the right to acquire life insurance on the lives of any or all of the Partners, whenever it is deemed necessary by the Partnership. Each Partner will cooperate fully with the Partnership in obtaining any such policies of life insurance.

PART II CERTAIN OBLIGATIONS BETWEEN THE PARTNERS

38. Confidentiality Agreement between the Partners

38.1. The Confidentiality Agreement signed by and between the Partners and dated August 15, 2022 shall remain in full force and effect.

39. Certain obligations of NCX

39.1. As an inducement to enter into the Partnership, NCX will issue to Clon the certain number of fully paid restricted shares of common stock of NCX representing the US dollar value of $500,000 with the exact number of shares being calculated using the issuance price fixed at the next completed equity raising that is closed and reported to the SEC by NCX; such shares shall be issued at the earlier of the closing of the next equity raising carried out by NCX or 12 months from the date of this Agreement.

39.2. NCX will use the Exclusivity Fee, duly supplemented by other funds available to it as required, towards the completion of the construction and testing of its 100% owned proprietary pilot plant which will be able to commercially test brines supplied from Bolivia to determine recovery rates and operating costs for the lithium extraction of each brine.

39.3. NCX undertakes, to provide the Partnership at its expense with the results of the analysis of reasonable quantities of different Bolivian brines to enable the evaluation of the extraction kinetics in pilot plant tests. NCX makes no representations as to the rate or cost of the extraction but would guarantee only that the extraction will be direct lithium extraction without large scale evaporation.

40. NCX agrees to grant to the Partnership and JVCo an exclusive license to use NCX Technology (as may be amended or improved) in the country of Bolivia for the recovery of lithium from brine solutions for the duration of this Partnership Agreement and, if JVCo is formed, to JVCo. This license shall be subject to the condition that NCX shall provide the technology only, under the iTDE Maintenance Contract that will manage the ongoing configuration and system management of the iTDE Systems deployed as required to operate the iTDE Technology. This license shall be non-transferrable, with no right to sub-license, in the absence of the express written agreement of NCX. This license shall be at no cost and royalty free. All terms and conditions of this License grant shall be set forth and controlled by the separate License Agreement document to be entered into by the Parties.

41. For as long as the Partnership or the JVCo remain operational, and in recognition of the introduction of Galan Lithium (ASX)  and CleanTech Lithium (London AIM ) and the facilitation by Clon of a deal as contracting partners of NCX outside Bolivia, in the event of any successful transaction between NCX and those two companies introduced and facilitated by Clon within two years from the date of the present Agreement, Clon will be entitled to a 15% contributing interest in NCX’s component of the agreed structure, excluding any participation in any iTDE Maintenance Contract or any similar tolling, servicing or maintenance arrangement under which NCX shall manage the iTDE Systems deployed. The entitlement of Clon to any fees under this Section 37.5 shall be limited to any participation by NCX in the ownership of the equity of any joint ventures or other forms of corporate cooperation relating to the arrangements between Galan Lithium (ASX) and CleanTech Lithium. The iTDE Maintenance Contract or any similar tolling, servicing or maintenance arrangement under which NCX shall manage the iTDE Systems deployed shall be the standard contract that NCX uses for international deployment and operation. NCX will negotiate with Galan Lithium (ASX) and CleanTech Lithium in good faith to maximize the benefit of participation in the ventures with these companies but not to the detriment of the terms of any iTDE Maintenance Contract or any similar tolling, servicing or maintenance arrangement. It is understood that the terms of the iTDE Maintenance Contract between the Partners is not a model for commercialization to any third party including Galan Lithium (ASX) and CleanTech Lithium. The Parties may also agree to alternative commercial arrangements with regard to other opportunities outside of Galan and CleanTech on a case by case basis depending on the actual opportunity and only if agreed to in writing by both Parties.

42. Certain obligations of Clon

43. As an inducement to enter into the Partnership, Clon will issue the following Clon fully paid ordinary shares to NCX (or where directed by NCX to its nominees).

(a) 250,000,000 Clon Shares in certificated form (half of which will be locked in for 12 months from the date of issue (Locked In Period 2) as shall be documented in a specific lock in agreement and the certificates for such locked in shares shall be held by Clon for the Locked In Period 2)) upon, in the opinion of Clon, acting reasonable, the successful (i.e. with reasonably adequate purities, recoveries and costs) pilot processing of brines from Bolivia through the NCX pilot which leads to the commencement of Phase 2; and

(b) 250,000,000 Shares in certificate form (half of which will be locked in for 12 months from the date of issue (Locked In Period 3) as shall be documented in a specific lock in agreement and the certificates for such locked in shares shall be held by Clon for the Locked In Period 3) ) upon the entry into a construction and processing contract or other arrangement between JVCo and YLB in respect of the processing of Bolivian brines utilizing NCX processing technology.

44. Status of the iTDE Technology

44.1. The iTDE Technology will in all cases be and remain the property of NCX. Nothing in this Agreement will transfer the iTDE Technology to the Partnership, the JVCo or to any third party or give any rights to any development or improvement of the said technology resulting from the relationship or disclosure made hereunder or hereafter.

PART III GENERAL PROVISIONS

45. Amendments

45.1. This Agreement may not be amended in whole or in part without the unanimous written consent of all Partners.

46. Arbitration

Save as provided for in Section 42.2, if during the continuance of this Agreement or at any time thereafter any dispute, difference or question shall arise between the Partners or any of their respective representatives or between any Partner touching this Agreement or the accounts, dealings or transactions thereof or the construction meaning or effect of this Agreement of anything herein contained or the rights or liabilities of the Partners or their representatives hereunder or otherwise howsoever then, in the first instance the Partners shall endeavor to resolve same by negotiation or mediation in such manner as all the Partners shall then agree. [In default of such agreement or if negotiation or mediation shall fail such dispute, difference or question shall be referred to a single arbitrator to be agreed upon by all the Partners or in default of agreement to be nominated by the American Arbitration Association on the application of any of the Partners. Arbitration will be carried out in Austin, Texas in accordance with the Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

47. Governing Law and Jurisdiction

47.1. This Agreement will be construed in accordance with and exclusively governed by the laws of the State of Texas.

47.2. The Partners submit to the jurisdiction of the courts of the State of Texas for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

48. Definitions

48.1. For the purpose of this Agreement, the following terms are defined as follows:

(a) “Act” means the applicable legislation of the State of Texas.

(b) “Affiliates” means (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (c) any officer, director, manager, or general partner of such Person, or (d) any Person who is an officer, director, manager, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (a) through (c) of this sentence. For purposes of this definition, the term “control,” “controls,” “controlling,” “controlled by,” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No Manager will be deemed to be an Affiliate of a Partner due solely to such Person’s status as a Manager of the Partnership.

(c) “Agreement” means this Partnership Agreement.

(d) “Bolivian Pilot Plant” means a working pilot plant designed to process Bolivian brines suitable for deployment to Bolivia using NCX’s defined standard unit group of extraction units that shall be configured by, managed and maintained by and remain the property of NCX.

(e) “Bolivian Pilot Plant Phase” means the second phase of the anticipated progression of the business of the Partnership as defined in Section 2.2(b).

(f) “Capital Accounts” shall have the meaning ascribed to it in Section 6.1.

(g) “Capital Contribution” means the total amount of cash or Property contributed to the Partnership by any one Partner.

(h) “Commercial Pilot System” means the extraction system embodying the iTDE Technology owned by and to be located at the offices of NCX and designed to test suitably prepared liquids containing targeted ions for extraction.

(i) “Conditions Precedent” means the conditions defined in Section 1.7.

(j) “Dissociated Partner” means any Partner who is removed from the Partnership through a voluntary or involuntary withdrawal as provided in this Agreement.

(k) “Expulsion of a Partner” can occur on application by the Partnership or another Partner, where it has been determined that the Partner:

(i) has engaged in wrongful conduct that adversely and materially affected the Partnership’s business;

(ii) has willfully or persistently committed a material breach of this Agreement or of a duty owed to the Partnership or to the other Partners; or

(iii) has engaged in conduct relating to the Partnership’s business that makes it not reasonably practicable to carry on the business with the Partner.

(l) “Exclusivity Fee” shall have the meaning ascribed to it in Section 1.7Error! Reference source not found..

(m) “Final Phase” means the third phase of the anticipated progression of the business of the Partnership as defined in Section 2.2(c).

(n) “GAAP” means United States Generally Accepted Accounting Principles in force from time to time.

(o) “HoA” means the Heads of Agreement concluded by the Partners with the date of February 14, 2023 and replaced by the present Agreement.

(p) “Indemnified Person” shall have the meaning ascribed to it in Section 15.8(a).

(q) “Initial Phase” means the first phase of the anticipated progression of the business of the Partnership as defined in Section 2.2(a).

(r) “Involuntary Withdrawal” shall have the meaning ascribed to it in Section 18.1.

(s) “iTDE Maintenance Contract” shall mean the management, maintenance and operating agreement under which the JVCo (“Customer”) shall order from NCX (“Operator”) the deployment of an agreed number of iTDE Systems using the iTDE Technology in Bolivia. Depending on the extraction target and the configuration of the brine, a certain number of units will be required for the ongoing process (“Operating Units”). These Operating Units are supplemented by the Standby Units also located at the Plant. The iTDE Maintenance Contract will specify that for each Process Unit required the Customer will be required to pay a security deposit and mobilization fee. These Processing Units, together with the Standby Units will form the basis of the extraction capability of the overall plant. Each time an Operating Unit is required to be changed or reconfigured due to brine differences, it will be swapped by a Standby Unit suitable reconfigured to enable continuous operation of the overall system. The iTDE Maintenance Contract will also provide for the provision by NCX of the necessary chemicals and in the proportions required from time to time. The Customer shall pay the Operator in a timely fashion in accordance with the terms of the agreement.

(t) “iTDE Technology” means the ion-Targeting Direct Extraction technology that is the property of NCX and that enables the direct extraction of certain salts from solutions.

(u) “JVCo” means a limited liability corporation established in Bolivia and, subject to Sections 2.2(c) and any change in the ownership shares of the Partnership in accordance with Section 5.4, shall be owned 50/50 by the Partners with the purpose of exploiting Bolivian lithium deposits using the iTDE Technology. The establishment of the JVCo is the purpose for which the present Partnership is formed.

(v) “Manager” shall have the meaning ascribed to it in Section 15.3.

(w) “NCX Manager” means the Manager appointed by NCX.

(x) “Operation of Law” means rights or duties that are cast upon a party by the law, without any act or agreement on the part of the individual including, but not limited to, an assignment for the benefit of creditors, a divorce, or a bankruptcy.

(y) “Partnership” means the contractual Partnership organized under the Act that is the subject of this Agreement.

(z) “YLB” means state-owned entity called “Yacimientos de Litio Bolivianos” (Bolivian Deposits of Lithium) established by Bolivian Law 928 under the guardianship of the Ministry of Energy which is appointed by the Government to organize and carry out the activities of the entire lithium production chain: prospecting, exploration, exploitation, profit or concentration, installation, implementation, commissioning, operation and management of evaporitic resources, inorganic chemistry complexes, industrialization and commercialization.

(aa) “U.S. Government Controls” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, each as amended, and all applicable orders, rules and regulations related thereto

49. Miscellaneous

49.1. Time is of the essence in this Agreement.

49.2. Counterparts. This Agreement may be executed in counterpart.

49.3. Headings. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

49.4. Deletion of Illegal Terms. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

49.5. Entire Agreement. This Agreement contains the entire agreement between the parties. All negotiations and understandings including the terms of the HoA have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

49.6. Notices. Any notices or delivery required here will be deemed completed when both emailed and hand-delivered, delivered by agent, or seven working (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

49.7. Cumulative Rights. All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

49.8. Waiver of Action for Partition. During the term of the Partnership, each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to the Partnership property.

49.9. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The word “including” means “including without limitation” and “or” means “and/or”. Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

49.10. Effect of Inconsistencies with the Act. It is the express intention of the Partners and the Partnership that this Agreement be the sole source of agreement among them, and, except to the extent that a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement is to govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event that the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision will be considered to be valid from the effective date of such interpretation or amendment. The duties and obligations imposed on the Partners as such will be those set forth in this Agreement, which is intended to govern the relationship among the Partnership and the Partners, notwithstanding any provision of the Act or common law to the contrary.

49.11. Waivers. The failure of any Partner or the Partnership to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall in no manner affect the right of such Partner or the Partnership, as applicable, to seek redress for a subsequent violation or to thereafter specifically enforce the terms of this Agreement.

49.12. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Partner or the Partnership will not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

49.13. Attorneys’ Fees. Should the Partnership or any Partner reasonably retain counsel for the purpose of enforcing or preventing breach of any provision of this Agreement, including instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such Person’s rights or obligations under this Agreement, or for any other judicial remedy, then, if the matter is settled by judicial determination or arbitration, the prevailing party (whether at trial, on appeal, or arbitration) will be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred, including reasonable attorneys’ fees and costs for services rendered to the prevailing party or parties. If both parties are entitled to judgments or arbitration awards, the party with the larger judgment or arbitration award will be deemed the prevailing party for purposes of the immediately preceding sentence.

49.14. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof will not be affected and will be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Agreement is prohibited or ineffective under the Act or common law, this Agreement will be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or common law.

49.15. Creditors. None of the provisions of this Agreement is for the benefit of or enforceable by any creditors of the Partnership.

49.16. Counterparts; Electronic Delivery. This Agreement may be delivered by facsimile or e-mail transmission of an Adobe® file format document (also known as a PDF file) and executed in counterparts, each of which is to be deemed an original but all of which constitute one and the same instrument.

49.17. Entire Agreement. This Agreement contains the entire agreement of the Partners relating to the rights granted and obligations assumed under this Agreement and replaces the HoA in its entirety. The Partners agree that the HoA is hereby cancelled and has no further force and effect on either Partner. Any oral representations or modifications concerning this Agreement will be of no force or effect unless contained in a subsequent written modification adopted in accordance with Section 40.1.

49.18. Power of Attorney. Each Partner hereby irrevocably makes, constitutes, and appoints their respective Manager, with full power of substitution, so long as such Managers acting in such a capacity (and any successor Manager thereof so long as such successor is acting in such capacity), its true and lawful attorney, in such Partner’s name, place, and stead (it being expressly understood and intended that the grant of such power of attorney is coupled with an interest) to make, execute, sign, acknowledge, swear, and file with respect to the Partnership:

(a) All amendments of this Agreement adopted in accordance with the terms of Section 40.1;

(b) All such other instruments, documents, and certificates which may from time to time be required by the laws of Texas or any other jurisdiction in which the Partnership may determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid existence of the Partnership; and

(c) All instruments, documents, and certificates which the Managers deem necessary or desirable in connection with a reorganization or the dissolution and termination of the Partnership, either of which has been authorized in accordance with the terms of this Agreement.

This power of attorney will not be affected by and will survive the Bankruptcy, insolvency, death, incompetency, or dissolution of a Partner and will survive the delivery of any assignment by the Partner of the whole or any portion of its Partnership interest. Each Partner hereby releases each Manager from any liability or claim in connection with the exercise of the authority granted pursuant to this power of attorney, and in connection with any other action taken by such Manager pursuant to which such Manager purports to act as the attorney-in-fact for one or more Partners, if the Manager believed in good faith that such action taken was consistent with the authority granted to it pursuant to this Section 44.18.

(The signatures of the Partners hereto follow on the next page)

IN WITNESS WHEREOF the Partners have duly affixed their signatures under hand and seal on this 27th day of March, 2023.

Clontarf Energy plc

Per:	/s/ David Horgan

NEXT-ChemX Corporation

Per:	/s/ Benton Wilcoxon